July 29, 2004

Corporate Communication Contact: Bridget Hess, 816-860-5644

Investor Relations Contact: Patrick Derpinghaus, 816-860-7076

UMB Financial Corporation Announces Second Quarter 2004 Earnings

Kansas City, Mo. -- UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based multi-bank holding company, announced earnings of $8.4 million or $0.39 per share for the three months ended June 30, 2004. This compares to earnings of $13.5 million or $0.62 per share for the three months ended June 30, 2003. The decrease in earnings compared to 2003 was a result of lower net interest income and lower noninterest income partially offset by lower provision for loan losses.

"The current interest rate environment has continued to suppress our margins," said Mariner Kemper, the recently elected chairman and CEO of UMB Financial Corporation. "Our earnings will continue to be affected until rates return to more historic levels. We are more focused than ever on growing our company profitably along with continuing to carefully reduce our expenses."

"In order to grow the company profitably, we are executing a strategic plan to grow revenue and reduce cost," said Peter deSilva, president and COO of UMB Financial Corporation. "We have launched a series of new initiatives that include: extended loan authority throughout our system, updating our consumer and small business banking products so that they are competitively priced and more conveniently packaged, and raising our target loan-to-deposit level to 60 percent."

Net interest income for the second quarter of 2004 decreased $4.3 million compared to the same period in 2003 due to lower average yields in the loan and securities portfolio. Net interest margin was 3.18 percent for the second quarter of 2004 compared to 3.34 percent for the same period in 2003.

Provision for loan losses declined $1.3 million in the second quarter of 2004 compared to the same period in 2003 due to lower net charge-offs ($1.2 million) and an adequate reserve for loan losses compared to management's estimate of inherent losses within the loan portfolio.

Noninterest income decreased $4.0 million for the three months ended June 30, 2004, compared to the same period in 2003. The decrease was primarily due to lower trust and securities processing fees due to the sale of employee benefit accounts.

Noninterest expense remained flat for the three months ended June 30, 2004, compared to the same period in 2003.

For the three months ended June 30, 2004, average loans were $2.76 billion compared to $2.56 billion for the same period in 2003. Average deposit totals decreased to $4.96 billion for the three months ended June 30, 2004, compared to $5.34 billion for the same period in 2003. As of June 30, 2004, UMB had total shareholders' equity of $806 million, which remained flat compared to the prior year.

The quality of the company's loan portfolio remains high as nonperforming loans at June 30, 2004, totaled $18.1 million compared to $18.6 million a year earlier. As a percentage of total loans, nonperforming loans decreased to 0.65 percent of loans as of June 30, 2004, compared to 0.70 percent of loans as of June 30, 2003. Nonperforming loans are defined as nonaccrual loans and loans more than 90 days past due. The company's allowance for loan losses totaled $44.7 million or 1.57 percent of total loans as of June 30, 2004, compared to $40.2 million, or 1.53 percent of total loans as of June 30, 2003. As of June 30, 2004, the allowance for loan losses was 240 percent of nonperforming loans, compared to 216 percent one year earlier.

Year-to-Date:

Earnings for the six months ended June 30, 2004, were $19.2 million or $0.88 per share, compared to $28.0 million or $1.28 per share for the six months ended June 30, 2003. The decrease in earnings was a result of lower net interest income, lower noninterest income and slightly higher noninterest expense partially offset by lower provision for loan losses.

Net interest income for the six months ended June 30, 2004, decreased $9.9 million compared to the same period in 2003 due to lower average yields in the loan and securities portfolio. Net interest margin was 3.11 percent for the six months ended June 30, 2004, compared to 3.32 percent for the same period in 2003.

Provision for loan losses declined $3.5 million for the six months ended June 30, 2004, compared to the same period in 2003. The decline was due to lower net charge-offs and an adequate reserve for loan losses compared to management's estimate of inherent loan losses within the loan portfolio.

Noninterest income decreased $1.8 million for the six months ended June 30, 2004, compared to the same period in 2003. With the sale of employee benefit accounts, trust and securities processing fees were reduced by $7.1 million. This was offset by a $3.1 million gain due to the sale of employee benefit accounts, along with higher service charges on deposits and improved income in other trust areas.

Noninterest expense increased $4.1 million for the six months ended June 30, 2004, compared to the same period in 2003 primarily due to costs associated with the sale of employee benefit accounts.

The company declared its regular quarterly dividend of $0.21 per share to be paid on October 1, 2004, to shareholders of record at the close of business on September 13, 2004.

About UMB:

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 153 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisc., a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance.

Forward-Looking Statements:

This release contains forward-looking statements of expected future developments. We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to safe harbor established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance. Our future performance involves a number of risks and uncertainties. Risks and uncertainties that could affect such performance include, but are not limited to: changing loan demand, the ability of customers to repay loans, changes in consumer saving habits, increases in employee costs, changes in interest rates, competition, and changes in economic conditions or regulatory requirements. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company's Securities and Exchange Commission reports, including its annual report and Form 10-K for the year ended December 31, 2003.